Exhibit F-1

                               Balch & Bingham LLP
                               Post Office Box 306
                            Birmingham, Alabama 35201
                                 (205) 251-8100


                                November 28, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re: Statement on Form U-1 of Alabama Power Company ("Alabama Power"), et al.

Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, referred to above and, as counsel to Alabama Power and Mississippi Power Company ("Mississippi Power"), are furnishing this opinion with respect to the leasing of coal cars to non-affiliates as described in such statement on Form U-1.

         We are of the opinion that Alabama Power is validly organized and duly existing as a corporation under the laws of the State of Alabama, that Mississippi Power is validly organized and duly existing as a corporation under the laws of the State of Mississippi and that, upon the issuance of your order herein and in the event that the proposed transactions by Alabama Power and Mississippi Power are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Alabama Power and Mississippi Power will have been complied with; and

         (b) the consummation of the proposed transactions by Alabama Power and Mississippi Power will not violate the legal rights of the holders of any securities issued by Alabama Power, Mississippi Power or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                             /s/Balch & Bingham LLP